Exhibit 15.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      We consent to the incorporation by reference in the Registration Statement on Form F-3 (File No. 333-13802) and Registration Statements on Form S-8 (File Nos. 333-06850, 333-11384, 333-12326, 333-13224, 333-13330, 333-13494, 333-105348, and 333-108869) pertaining to the Executive Share Option Scheme, the 1997 Share Option Scheme, as amended, the 1997 Director Share Option Scheme and the 1999 Employee Stock Purchase Plan of IONA Technologies PLC, the 1997 Stock Option Plan of Genesis Development Corporation, the Stock Option Plan of Object-Oriented Concepts, Inc. and the 1999 Stock Option Plan of Netfish Technologies, Inc., of our report dated April 18, 2006, with respect to the Consolidated Financial Statements of IONA Technologies PLC included in the Annual Report (Form 20-F) for the year ended December 31, 2005.
/s/ Ernst & Young
Dublin, Ireland
April 18, 2006